Exhibit 20

                                    AGREEMENT


          The undersigned agree that the Amendment to Schedule 13D to which this Agreement is attached is filed on behalf of each one of them.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute but one instrument.

Dated:  July 22, 2005


ALAIN MERIEUX, Individually

/s/ Alain Merieux
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TSGH S.A.S.

By:  /s/ Christophe Merieux
     ----------------------
     Name: Mr. Christophe Merieux
     Title: President


ACCRA S.A.

By:  /s/ Michel Dubois
     -----------------
     Name: Mr. Michel Dubois
     Title: Directeur General